Exhibit 99.1

NextTrip, Inc. Receives Nasdaq Notification Regarding Late 10-Q Filing and Continued Listing Requirements

SUNRISE, FL — July 19, 2024 — NextTrip, Inc. (NASDAQ:NTRP) (“NextTrip,” “we,” “our,” or the “Company”), a travel technology company, received a notice (the “Notice”) from the listing qualifications department of the Nasdaq Stock Market LLC (“Nasdaq”) on July 17, 2024 stating the Company remains noncompliant with Nasdaq Listing Rule 5250(c)(1), as a result of not having timely filed its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2024. Additionally, the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended February 29, 2024. Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all periodic reports with the Securities and Exchange Commission (the “SEC”).

As previously disclosed, the Company received a notification letter from Nasdaq on June 17, 2024 due to its failure to timely file its Annual Report on Form 10-K for the fiscal year ended February 29, 2024 with the SEC.

The Nasdaq notification letters have no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

The Nasdaq notification letters provide that the Company has until August 16, 2024, to either file its delinquent Annual and Quarterly Reports with the SEC or submit a plan to Nasdaq to regain compliance with Nasdaq Listing Rule 5250(c)(1). If Nasdaq accepts the plan, Nasdaq may grant an exception of up to 180 calendar days from the Annual Report’s due date, or until December 10, 2024, for the Company to regain compliance. If the Company does not regain compliance within the allotted compliance period, including any exception period that may be granted by Nasdaq after submission of a plan to regain compliance, if applicable, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel under Nasdaq Listing Rule 5815(a).

The Company currently intends to file the delinquent Annual and Quarterly Reports with the SEC, or, if it is unable to do so, submit a plan to regain compliance to Nasdaq by the August 16, 2023 deadline.

There can be no assurance that the Company will regain compliance with Nasdaq Listing Rule 5250(c)(1), secure an exception of 180 calendar days from the Annual Report’s due date to regain compliance, or maintain compliance with other Nasdaq listing requirements.

This announcement is made in compliance with Nasdaq Listing Rule 5250(b)(2).

For additional information regarding the Nasdaq notifications, please see the current report Form 8-K the company filed with the SEC today, which is available at sec.gov.

About NextTrip

NextTrip (NASDAQ: NTRP) is a technology-driven platform delivering innovative travel booking and travel media solutions. NextTrip Leisure provides individual and group travelers with vacations to the most popular and sought-after destinations in Mexico, the Caribbean and across the world. NextTrip Media platform - Travel Magazine offers a social media platform for viewers to explore, educate and share with friends their “bucket list” travel. Additionally, NextTrip is launching an end-to-end content ecosystem that uses AI assisted travel planning to capture advertising, building brand awareness, rewarding loyalty and driving bookings. For more information and to book a trip, visit www.nexttrip.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including continuing risks relating to the recent acquisition of NextTrip. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, our need for additional capital which may not be available on commercially acceptable terms, if at all, which raises questions about our ability to continue as a going concern; our ability to file the Quarterly and Annual Reports within the period provided by Nasdaq to do so, and/or timely submit an acceptable plan to regain compliance with the Nasdaq continued listing rules within the periods provided by Nasdaq; our ability to timely file our subsequent periodic reports with the SEC; our ability to maintain the listing of our common stock on the Nasdaq Capital Market; post-closing matters related to our acquisition of NextTrip Holdings, Inc.; changes in domestic and foreign business, market, financial, political and legal conditions; unanticipated conditions that could adversely affect the combined company or the expected benefits of the acquisition; and disruption and volatility in the global currency, capital, and credit markets. NextTrip disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise, except as required by applicable law. For additional information regarding risks and uncertainties that could impact NextTrip’s forward-looking statements, please see disclosures contained in the Definitive Proxy Statement filed with the SEC on December 1, 2023, the S-1 Registration Statement filed with the SEC on April 8, 2024 and our other filings with the SEC which may be viewed at www.sec.gov.

Investor Contact

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

NTRP@mzgroup.us

www.mzgroup.us